Exhibit 10.11

AMENDMENT TO PAYROLL SERVICES AGREEMENT

This AMENDMENT (“Amendment”) to the PAYROLL SERVICES AGREEMENT (“Agreement”) dated November 17, 2011, by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“MII”), and MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (“MVWC”) is made and entered into on November 5, 2012. Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, Section 4.3 of the Agreement provides, in part, that MVWC and its affiliates (collectively, “Client) may terminate the Agreement for any reason or no reason upon one hundred twenty (120) days notice to MII and its affiliates (collectively “Service Provider”).

WHEREAS, Client is currently negotiating a contract for the provision of outsourcing services, including payroll services, with ADP, Inc., and anticipates that negotiations, contract execution, testing and implementation will proceed over the next 90 to 120 days.

WHEREAS, Client desires to ensure that payroll services, including without limitation payroll payments, be delivered in a timely and accurate manner throughout the period of transition from Service Provider to ADP.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Amendment, Service Provider and Client hereby agree that the Agreement be, and hereby is, amended as follows:

1.	Client may give the notice of termination specified in Section 4.3 subject to an extension of the termination date upon further notice by Client on or before November 16, 2012, to the end of the first, second, third or fourth Marriott payroll quarter in 2013; provided that, (i) Client maintains its current platform with AonHewitt for PeopleSoft HR and employee benefits administration for the period Services are performed under this amendment; (ii) any subsequent notification by Client shall be subject to the notice periods in Section 4.3; and provided that (iii) any Services performed after the fourth payroll quarter in 2012 shall exclude the following:

•	translation of payroll accounting data for posting to the general ledger from level 1 to level 5 or Level 3 to Level 5

•	transmittal of General Ledger data in an automated way

•	programming changes to Marrpay including but not limited to changes in existing interfaces, leave accruals, addition of new benefit plan deductions, interfaces to new third-party providers, etc.

•	period-end reporting (all reporting will be monthly)

2.	Except as otherwise provided in paragraph 1 above, Service Provider and Client mutually agree that this Amendment does not constitute a waiver of any of their rights under the Agreement.

3.	Except as specifically modified by this Amendment, all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Michael E. Yonker
	Name:	Michael E. Yonker
	Title:	Chief Human Resources Officer

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Michael Cullen
	Name:	Michael Cullen
	Title:	Senior Vice President

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